Exhibit 10.01

847 Gibraltar Dr.	408.576.7000 Main
Milpitas, CA 95035	www.flextronics.com
July 1st, 2010
François Barbier
33 Rue Des Chablis
67500 Haguenau
France
Dear François,
On behalf of Flextronics, I am delighted to offer you the position of President, Flextronics Global Operations, working at our Milpitas facility, reporting to Mike McNamara. The starting annual salary for this position is $600,000.00 which is equivalent to $25,000.00 semi-monthly. Paydays are on the 15th and last day of each month. You are also eligible to participate in the Flextronics Quarterly Bonus Program. Your target bonus is 80% of your base quarterly salary, with an incentive opportunity (multiplier) up to 300% (for certain metrics). Actual payout level is dependent upon company performance and in accordance with the bonus plan for your organization.
Your shares of Flextronics stock will continue to vest at your previous service dates.  The vesting schedule and all terms, conditions, and limitation of the stock options are set forth in the applicable stock grant notice, the Company’s standard stock option agreement and the stock option plan.
As a Flextronics Executive team member, you will be eligible to participate in our Tracking Free Attendance Program. In addition, the company has scheduled ten paid holidays. Other benefits applicable the first of the month following your date of transfer include medical, dental, vision, life/accidental death and dismemberment, short- and long-term disability, flexible spending accounts and a 401(k) plan (deferrals begin as soon as administratively possible, once you enroll). Timely enrollment of specific benefit plans is critical. You must enroll by the first of the month following your date of transfer; or you will default to no coverage. In addition, you will not be able to make an election until the next annual “Open Enrollment.” Consult the plan booklet for more information. You should also note that the Company reserves the right to modify wages and benefits from time to time at its discretion.
Francois, in an effort to recognize and reward the specific circumstances of your role leading the Flextronics Global Operations business from our Milpitas location, we also offer the following special incentives, as part of the compensation package:
•	Education assistance for your son
•	Tax preparation services
•	Maintain USA payroll and benefits (summary plan description included with this offer)
•	One (1) home leave provided per year for family to visit in USA;
Please refer to the attached addendum regarding the full benefits which fall under the International Relocation Program. The availability of the special incentives under the International Relocation Program, as set forth herein and in the attached addendum, is limited to a 3 year maximum time period. At the end of this 3 year time period, you and the Company will jointly determine whether to renew the special incentives, normalize your compensation and benefits to that typical of a US employee at your level or reach another mutually agreeable option. Nothing in this paragraph is intended to alter your at-will employment status.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting this offer of employment you are assuring us that you will be able to work for Flextronics within the guidelines just described. Moreover, you realize as an employee of the Company you may create or have access to confidential information, trade secrets, processes, inventions, etc. belonging to the Company or third-parties doing business with the Company. As such, you will be required to sign, as a condition of employment, an Employee Proprietary Information and Inventions and Non-Solicitation of Employees and Customers Agreement.
You will be expected to abide by Company rules and regulations, contained in the Company’s Employee Handbook, which the Company will distribute to you and update from time-to-time, and online on Flextronics’s Intranet.
Your employment with the Company is “at-will”. This means that either you or the Company has the right to terminate the employment relationship at any time for any lawful reason, with or without advance notice, with or without cause. The “at-will” nature of employment with Flextronics is an aspect of your employment that cannot be changed, except in writing signed by you and an officer of Flextronics. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. In addition, the Company has the right to take any personnel action (e.g., change of status, relocation, change of salary and benefits, etc.) at any time, for any lawful reason, with or without advance notice, with or without cause.
Additionally, in the event of a separation of employment for reasons other than good cause or due to redundancy, upon signing of a release and waiver of all claims agreement with Flextronics (which will include clauses providing for non-disclosure of confidential or proprietary information and non-solicitation of customers or employees), you will be eligible to receive a severance package consistent with that offered to executives at your level and as approved by the Compensation Committee. However, if you voluntarily resign your employment with Flextronics or if your employment with Flextronics is terminated for good cause (other than redundancy), you may not be entitled to severance. Note that neither this provision nor anything in this document is intended to modify or alter your “at-will” employment status.
Your eligibility for severance consistent with that offered to executives at your level and as approved by the Compensation Committee as described above will be in lieu of any severance provided for in any currently existing employment agreement, policy and/or practice, written or otherwise, between you and Flextronics and/or any severance or other payment due to separation of employment provided for by any law or regulation from either your country of origin or your relocation destination.
Your employment in the U.S. pursuant to this offer is contingent upon:
1.	You completing Section 1 of the Form I-9 and providing, within 3 business days of your start date, the legally required proof of your identity and authorization to work in the United States;

2.	Your execution of the company’s Confidential Information and Inventions Agreement;

3.	The satisfactory completion of your background investigation by the Company;

4.	Your relocation to the U.S.
If you accept this offer, the terms described in this letter and the Confidential Information and Inventions Agreement shall be terms for your employment. This offer letter supersedes any other statements or promises made by any company representative. It contains the entire offer the Company is making to you. This agreement can only be modified by written agreement signed by you and an officer of the Company. If accepted, your first day of employment is anticipated to be July 1st, 2010.

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If you agree with all the terms and conditions set forth in this letter, please sign below and return it to me. We look forward to your positive response and are very excited about your joining us in Milpitas.
For questions related to US Compensation and Benefits, please contact Paul Onitsuka (408) 576-5096.
Regards,
/s/ Paul Humphries
Paul Humphries
EVP, Human Resources
Flextronics Corporation
OFFER ACCEPTANCE
I understand all the terms and conditions in this offer letter, including those regarding the “at will” relationship and I accept this offer. I agree by signing below that the Company has made no other promises other than what is outlined in this letter and that it contains the entire offer the Company is making to me and I accept this offer.

/s/ François Barbier	August 31, 2010	July 1, 2010

Signature – François Barbier	Today’s Date	Start Date

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847 Gibraltar Drive Milpitas, CA 95035	408.576.7000 Main
www.flextronics.com
July 1st, 2010
François Barbier
33 Rue Des Chablis
67500 Haguenau
France
Addendum to offer letter dated July 1, 2010
Flextronics recognizes that you will receive the following benefits which fall under the International Relocation Program, as part of your offer letter of employment, as President Global Operations, in our Milpitas facility.
•
Housefinding Trip: One trip reimbursed, up to 7 days, 6 nights, hotel, roundtrip airfare (economy/Saturday stay), spouse/partner included. Meals and incidentals per flex standard per diem rate will be reimbursed at $50/day for adult, $30/day for child (under age 15). This benefit will be grossed up for applicable taxes.

•
Travel Guard: You will be provided with Travel Guard Services up to $400 to provide support for insurance and credit based services. Additional information to be provided by relocation vendor. This benefit will be grossed up for applicable taxes.

•
Host Country Housing: Flextronics will provide you with reasonable leased housing, not to exceed up to US$6,000 monthly plus utilities (gas, electricity, water, management fees, handling fees, government fees but not to include personal telephone expenses). These expenses will be paid directly by our Relocation Provider to the housing provider and will be grossed up for applicable taxes.

•
Household Goods Transportation: Provided through the relocation service provider using household goods carriers approved by Flextronics. Flextronics will provide transportation of your household good to the US via airfreight not to exceed one LDN container.

•	Loss on Auto: Flextronics will reimburse you up to US$3K grossed up for loss on your motorcycle, grossed up for applicable taxes.
•	Furnishing Allowance: Flextronics will provide you with a one time furnishing allowance of US$50K, grossed up for applicable taxes.
•
Home Leave: You will be entitled to one (1) business class return airfare per year, for you and your eligible family members from the US to France. This benefit will be grossed up for applicable taxes.

•	Auto Allowance: You will be provided an auto allowance of US$1,200 monthly, grossed up for applicable taxes.
•
Dependent Education: Flextronics may pay up to the median education per child per year, up to a maximum of two (2) children per family since education per home country curriculum is compulsory. Amount to be determined by Global Mobility and Host Location Human Resources.

If authorized, Flextronics will pay direct or reimburse school tuition and related fees, upon receipt of appropriate documentation for dependent children in the host country, subject to the following guidelines:
•	Children must accompany employees while on assignment.
•
Children must be enrolled in a nearby school offering kindergarten through 12th grade education in the home country language, and the school must allow for normal grad promotion upon return to the home country.

847 Gibraltar Drive Milpitas, CA 95035	408.576.7000 Main
www.flextronics.com
•	Reimbursable education costs include tuition fees, books, uniforms, and school-provided transportation.
•	There is no reimbursement beyond 12th grade.
Boarding costs, meals and cost for extracurricular activities are excluded. University education, pre-school, or day care costs will not be reimbursed. This benefit will be grossed up for applicable taxes.
•	Final Move Departure to Destination: One way business class ticket for employee and eligible dependents family.
•	Misc. Expense Allowance: US$8,000 family, grossed up for applicable taxes.
•
Visa/Work Permits & Physical Exams: Your employment is contingent upon the following: prior to your transfer, you and accompanying legally recognized dependents must have appropriate visa(s) and work permit(s) and Flextronics will assist you in obtaining these documents. If for any reason you are unable to receive or maintain the necessary documents in a timeframe specified by Flextronics, this offer will be deemed withdrawn. In addition, Flextronics will pay for a medical examination and any immunization inoculations for each family member, if required in order to obtain the appropriate visas and work permits.

•
Tax Consultation/Preparation: You will be provided with home country exit and host country entrance consultation which would include tax preparation services for your home and host country tax returns as needed, prepared by PricewaterhouseCoopers (PwC). It is your responsibility to provide all relevant information on a timely basis, to adhere to all applicable tax regulations, and to file appropriate tax returns in a timely manner. PwC will assist you in filing any forms necessary in order to take full advantage of favorable tax treatment. You will be personally responsible for payment of all individual income taxes in the home or host country.

•	Tax Gross-up: Compounded calculation based on approved taxable items only.
•
Taxes and Social Security Coverage: Flextronics will pay for the French Annual Voluntary Social Security and Pension contribution on your behalf and all taxes related to this benefit will be grossed up and paid on your behalf.

Please note if you leave Flextronics before two full years of employment after this relocation there is a prorated relocation reimbursement agreement as part of the policy. A copy of the agreement is attached and requires your signature before the relocation process can begin.
If you have any questions pertaining to the above-mentioned information, please contact Paul Onitsuka at (408) 576-5096.
Sincerely,
FLEXTRONICS
/s/ Paul J. Humphries
Paul Humphries
EVP, Human Resources
I understand all the terms and conditions in this letter and I accept this offer.

/s/ François Barbier Signature — François Barbier	July 1, 2010 Today’s Date